Exhibit 10.6

DIRECTOR

RESTRICTED STOCK UNIT AGREEMENT
GENESIS HEALTHCARE, INC.
2015 OMNIBUS EQUITY INCENTIVE PLAN

This Award Agreement (this “Restricted Stock Unit Agreement”), dated as of _________ __, 2015 (the “Date of Grant”), is made by and between Genesis Healthcare, Inc., a Delaware corporation  (the “Company”) and [              ] (the “Recipient”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2015 Omnibus Equity Incentive Plan  (as amended from time to time, the “Plan”).  Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Stock Units.  The Company hereby grants to the Recipient ________ share units (such units, the “Restricted Stock Units”), subject to all of the terms and conditions of this Restricted Stock Unit Agreement and the Plan.

2. Vesting and Payment.
(a) Vesting.

(i)General.  Except as otherwise set forth in this Section 2,  Restricted Stock Units will vest on the earlier of (A) the first anniversary of the Date of Grant or (B) the date of a Change in Control.

(ii)Forfeiture Upon Certain Events.  Subject to the next sentence, upon termination of the Recipient’s  services with the Company and its Affiliates for any reason, any unvested Restricted Stock Units shall be immediately forfeited and neither the Recipient nor any of the Recipient’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Units.  Notwithstanding the foregoing,  in the event that the Recipient’s  services with the Company and its Affiliates is terminated due to Recipient’s death or Disability, all Restricted Stock Units shall immediately vest.

(b) Payment.  If Restricted Stock Units vest, then within ninety (90) days (or if later, the end of the year in which the vesting date occurs) of the applicable vesting date, the Company shall deliver to the Recipient, or if applicable Recipient’s estate, a number of Shares equal to the number of Restricted Stock Units which vested on such vesting date.

3. Adjustments.  Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization,  the Administrator shall make such equitable changes or adjustments to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Stock Units.

4. Certain Changes.  To the extent not prohibited by the Plan. the Administrator may accelerate the date on which the vesting of Restricted Stock Units takes place or otherwise adjust any of the terms of the Restricted Stock Units; provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Recipient’s rights hereunder.

5. Notices.  All notices and other communications under this Restricted Stock Unit Agreement shall be in writing and shall be given by e-mail, first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing (or one-day in case of delivery by e-mail) to the respective parties, as follows:  (i) if to the Company, (a) if by mail, addressed to the Company in care of its Senior Vice President – General Counsel at the principal executive office of the Company, or (b) if by e-mail, addressed to the care of Senior Vice President – General Counsel at lawdepartment@genesishcc.com and (ii) if to the Recipient, using the contact information on file with the Company.  Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

6. Protections Against Violations of Agreement.

(a) No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units or any agreement or commitment to do any of the foregoing (each a “Transfer”) by any holder thereof in violation of the provisions of this Restricted Stock Unit Agreement will be valid, except with the prior written consent of the Administrator (such consent shall be granted or withheld in the sole discretion of the Administrator).

(b) Any purported Transfer of Restricted Stock Units or any economic benefit or interest therein in violation of this Restricted Stock Unit Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Restricted Stock Units or any economic benefit or interest therein transferred in violation of this Restricted Stock Unit Agreement shall not be entitled to receive any Shares.

7. Taxes.  BY SIGNING THIS RESTRICTED STOCK UNIT AGREEMENT, THE RECIPIENT REPRESENTS THAT HE OR SHE HAS REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS RESTRICTED STOCK UNIT AGREEMENT AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS.  THE RECIPIENT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS RESTRICTED STOCK UNIT AGREEMENT.

8.  Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

9. Governing Law.  This Restricted Stock Unit Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.  Any suit, action or proceeding with respect to this

Restricted Stock Unit Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the Company and the Recipient  hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Recipient  and the Company hereby irrevocably waive (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Restricted Stock Unit Agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

10.Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock Units and this Restricted Stock Unit Agreement shall be subject to all terms and conditions of the Plan and this Restricted Stock Unit Agreement.

11.Amendments  / Construction.  The Administrator may amend the terms of this Restricted Stock Unit Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Recipient hereunder without Recipient’s consent.  Headings to Sections of this Restricted Stock Unit Agreement are intended for convenience of reference only, are not part of this Restricted Stock Unit Agreement and shall have no effect on the interpretation hereof.

12.Survival of Terms.  This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

13.Rights as a Shareholder.  The Recipient shall have no rights of a stockholder (including the right to vote and the right to receive distributions or dividends) until Shares are issued following vesting of the Recipient’s Restricted Stock Units.    For avoidance of doubt, on the date that the Recipient receives Shares with respect to Restricted Stock Units, the Recipient shall not receive dividends that would have been paid to or made with respect to the number of Shares that relate to this Restricted Stock Unit Award from the Date of Grant until such Share delivery date.

14.Agreement Not a Contract for Employment or Services.  Neither the Plan, the granting of the Restricted Stock Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide employment or services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

15.Authority of the Administrator; Disputes.  The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Stock Unit Agreement.  The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

16.Severability.  Should any provision of this Restricted Stock Unit Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Unit Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Recipient Restricted Stock Unit Agreement.

17.Acceptance.  The Recipient hereby acknowledges receipt of a copy of the Plan (which has been delivered to the Recipient through the Company’s Equity Edge website or its replacement)  and this Restricted Stock Unit Agreement.  The Recipient has read and understands the terms and provisions of the Plan and this Restricted Stock Unit Agreement, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and this Restricted Stock Unit Agreement.  The Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Stock Unit Agreement.

18.409A.  The Restricted Stock Unit Agreement as well as payments and benefits under the Restricted Stock Unit Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Restricted Stock Unit Agreement shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Recipient shall not be considered to have terminated employment or service with the Company and its Affiliates for purposes of this Restricted Stock Unit Agreement and no payment shall be due to the Recipient under this Restricted Stock Unit Agreement until the Recipient would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in this Restricted Stock Unit Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything to the contrary in this Restricted Stock Unit Agreement, to the extent that any payments hereunder are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Restricted Stock Unit Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.  The Company makes no representation that any or all of the payments or benefits described in this Restricted Stock Unit Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Recipient shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. For purposes of a deferral of compensation under this Restricted Stock Unit Agreement, in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of section 414(c) of the Code, the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation §1.414(c)-2.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

GENESIS HEALTHCARE, INC.

By

Name

Title

[NAME OF RECIPIENT]

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